EXHIBIT 10.41

November 12, 2012

Mr. Peter T. Thomas

Vice President, Polymer and Ceramic Engineered Materials

Ferro Corporation

Dear Peter:

On behalf of Ferro Corporation (the “Company”), I am pleased to offer you the position of Interim President and Chief Executive Officer of the Company (“Interim CEO”) as further described in this offer letter (“Letter”).

Term

The term of your service as Interim CEO will be for an initial period of six months commencing if and when the Effective Date occurs (the “Initial Term”), and will continue after the Initial Term on a month-to-month basis (the “Monthly Term” and, together with the Initial Term, the “Term”). The Initial Term is subject to earlier termination upon at least five days’ prior written notice by either you or the Company’s Board of Directors (the “Board”), and the Monthly Term is subject to termination upon at least five days’ prior written notice by either you or the Board in advance of either the commencement or a monthly renewal of such Monthly Term. For purposes of this Letter, “Effective Date” means the date on which, if at all, the Chief Executive Officer of the Company as of the date of this Letter ceases serving in such capacity prior to December 31, 2012. Notwithstanding anything in this Letter to the contrary, your service as Interim CEO during the Term will be at the pleasure of the Board.

Duties and Transition

As Interim CEO, you will have such duties, responsibilities and authority as are customarily incident to the principal executive officer of a publicly traded corporation, and will also assist the Company with the identification of, hiring of and/or transition of duties, responsibilities and authority (both during and for at least six months after the Term) to the next principal executive officer of the Company (the “New CEO”) to the extent reasonably requested by the Board. During your service as Interim CEO, you will report to the Board and will work primarily at the Company’s headquarters at 6060 Parkland Boulevard in Mayfield Heights, Ohio. Your appointment as Interim CEO is subject to approval by the Board, and any changes to your current compensation package as outlined in this Letter are subject to approval of the Compensation Committee of the Board (the “Compensation Committee”).

Equity-Based Compensation

If and when the Effective Date occurs, you will receive an award of phantom Common Stock units under Section 4(e) of the Company’s 2010 Long-Term Incentive Plan (the “Plan”), which phantom Common Stock units will be settled solely in cash (such phantom Common Stock units, the “Restricted Share Units” or “RSUs”), with a grant date for the award of the Effective Date and as further described in this paragraph (the “RSU Grant”) (for purposes of this Letter, “Common Stock” refers to shares of the Company’s Common Stock, par value $1.00 per share). The number of RSUs subject to the RSU Grant (rounded down to the nearest whole RSU) will be equal to the quotient of (1) $400,000 divided by (2) the closing price for the Common Stock on the New York Stock Exchange as reported for the day immediately prior to the Effective Date (or if there are no sales of Common Stock on the day immediately prior to the Effective Date, on the next preceding trading day during which such sales occurred). The

RSUs subject to the RSU Grant will become nonforfeitable on, and will be settled in cash within 10 days after, the second anniversary of the Grant Date provided that you continue to be employed by the Company on such date. The RSU Grant will be evidenced by an award agreement that complies with the Plan and that is in substantially the form as approved by the Compensation Committee (the “RSU Agreement”), and will be subject to and on such other terms and conditions as required under the Plan or as set forth in the RSU Agreement.

Initial Cash Bonus

If and when the Effective Date occurs, you will be entitled to receive an initial cash bonus equal to $200,000 (the “Initial Cash Bonus”), which Initial Cash Bonus will be paid in a lump sum within 10 days of the Effective Date.

Monthly Cash Bonus

If and when the Effective Date occurs, you will be eligible to receive a monthly cash bonus equal in the aggregate to $198,000 (the “Monthly Cash Bonus”), which Monthly Cash Bonus will be paid in six equal installments on each of the first six monthly anniversaries of the Effective Date (each, a “Monthly Vesting Date”) provided that you continue to be employed by the Company on such Monthly Vesting Date.

Discretionary Cash Bonus

If and when the Effective Date occurs, you will be eligible to receive a discretionary cash bonus (the “Discretionary Cash Bonus”) of up to $200,000: (1) which Discretionary Cash Bonus will be payable on the earlier to occur of (A) the first anniversary of the Effective Date, provided that you continue to be employed by the Company on such first anniversary, and (B) the six-month anniversary of the date on which a New CEO commences service to the Company as such, provided that you continue to be employed by the Company on such six-month anniversary; and (2) with the final payout amount of the Discretionary Cash Bonus determined by the Committee based on its subjective assessment of your performance and service to the Company for the initial six-month period after the Effective Date (with the Committee retaining the discretion to reduce the final payout, including to zero, based on such subjective assessment). The Discretionary Cash Bonus will be subject to any applicable Company “clawback” policies that may be in effect from time to time.

Changes to Executive Separation Policy Pay and Benefits

If and when the Effective Date occurs, the Company will take prompt action so that, for purposes of the Company’s Executive Separation Policy adopted June 23, 2010 (the “Separation Policy”), you will be entitled to receive severance pay and benefits under Separation Policy Section 3.B at the same level as those to be received by the Company’s “Chief Executive Officer” under Separation Policy Section 3.B (generally entitling you to severance pay and benefits consisting of (1) 24 months of base salary, (2) two times your “target” annual incentive for the year of termination, (3) a pro-rata actual annual incentive for the year of termination, (4) up to 24 months of continued health coverage and (5) up to $25,000 in reasonable outplacement services for up to two years). In addition, if and when the Effective Date occurs, the Company will take prompt action so that, until the first anniversary of the date on which a New CEO commences service to the Company as such, but solely for purposes of your participation under the Separation Policy, “Good Reason” as defined in the Separation Policy will also mean the occurrence of: (1) a reduction in your annual base salary rate or annual or long-term incentive compensation opportunities below your annual base salary rate or annual or long-term incentive compensation opportunities in effect immediately prior to your service as Interim CEO; (2) a change in your reporting duties, authorities or responsibilities such that you do not or no longer report directly to the Company’s principal executive officer; or (3) any relocation of your principal place of employment with the Company. Except as provided in the two immediately preceding sentences, the Separation Policy will continue to cover you as provided for in the Separation Policy.

Amendment to Change in Control Agreement

If and when the Effective Date occurs, you and the Company agree to execute an amendment to the Change in Control Agreement, dated as of January 1, 2009, by and between the Company and you (the “Change in Control Agreement”), so that, until the six-month anniversary of the date on which a New CEO commences service to the Company as such:

•	Reference in Section 2.2.D(1) of the Change in Control Agreement to “12 times” will be deemed to be “18 times” (generally providing for an amount equal to 18 times (rather than 12 times) your base salary to be deposited into a trust account after a “Potential Change in Control” (as defined in the Change in Control Agreement));

•	Reference in Section 3.4.B(2) of the Change in Control Agreement to “Two” will be deemed to be “Three” (generally providing you with a termination payment equal to three times (rather than two times) your annual base salary plus a target annual incentive);

•	Reference in Section 3.4.C of the Change in Control Agreement to “24 months” will be deemed to be “36 months” (generally providing you with three years (rather than two years) of continued welfare benefits, but not providing you with any change in the amount of additional benefits you would receive under the Company’s defined benefit retirement plans or defined contribution retirement plans); and

•	Except as provided in the three immediately preceding bullet points, the Change in Control Agreement will continue to cover you as provided for in the Change in Control Agreement.

General

The Company may withhold from any amounts payable to you all federal, state, city or other taxes as the Company is required to withhold. Notwithstanding any other provision of this Letter, the Company is not obligated to guarantee any particular tax result for you with respect to any payment or benefit provided to you, and you are responsible for any taxes imposed on you with respect to any such payment or benefit. Nothing in this Letter will be construed as a guarantee of continuing employment for any specified period. Your employment with the Company is at-will and is terminable by you or the Company at any time, with or without cause.

This Letter may be modified or terminated only in a writing signed by both you and an authorized representative of the Company.

To the extent applicable, it is intended that the compensation arrangements described in this Letter comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and this Letter will be interpreted consistent with this intent. This Letter and all questions arising in connection herewith shall be governed by the laws of the State of Ohio, with venue in any court of competent jurisdiction located in the State of Ohio.

Sincerely,

/s/ Richard J. Hipple

Mr. Richard J. Hipple

Lead Director and Chairman of the Compensation Committee

Ferro Corporation

I accept this offer to serve as Interim CEO of the Company if and when the Effective Date occurs and agree to the terms and conditions outlined in this Letter.

/s/ Peter T. Thomas

Mr. Peter T. Thomas

November 12, 2012

Date

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